Exhibit 10.15

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (“Agreement”) is entered into by Thomas Lavan (“Employee”), and AdvancePierre Foods, Inc. (“Employer”).  In exchange for the payment provided herein, the mutual undertakings, and other good and valuable consideration, Employee desires to resolve all claims arising out of her employment with Employer and/or the termination of that employment.  Accordingly, the parties agree as follows:

1)                                     Employee’s employment with Employer is being involuntarily terminated.  Employee’s last day of active employment with Employer shall be October 8, 2015 (the “Separation Date”).  Employee agrees that his employment with Employer shall end permanently on the Separation Date.

2)                                     Subject to and in consideration of Employee’s execution (and non-revocation) of this Agreement and Employee’s compliance with the terms of this Agreement and the Non-Competition and Non-Solicitation Agreement (as set forth in Paragraph 5, below), Employer hereby agrees as follows:

a.                                      Employer shall pay to Employee an aggregate amount of $275,000 (the “Severance Pay”), less applicable withholdings and deductions, which represents fifty-two (52) weeks of base salary (the “Severance Period”).  This amount is a special severance allowance.  This special severance allowance will be processed and paid in equal installments on regular Employer payroll dates commencing on the first regularly scheduled payroll date following the Effective Date (as defined in Paragraph 16, below) and mailed to Employee’s address of record (or directly deposited) during the applicable severance period.

b.                                      Pierre Foods Holding Corporation (the “Purchaser”) will purchase, and Employee will sell, any and all equity interests issued pursuant to the Pierre Foods Holding Corporation 2009 Omnibus Equity Incentive Plan (the “Plan”), and held by Employee, his successors, beneficiaries or transferees, as applicable (which interests shall be referred to herein as the “Award”), consisting of 1) 3,500 Restricted Shares (as defined in the Plan) dated November 4, 2013, such shares to be 2/3 vested as of the Separation Date (vested shares equal 2,333), and 2) 3,500 Restricted Shares (as defined in the Plan) dated April 23, 2014, such shares to be 1/3 vested as of the Separation Date (vested shares equal 1,167). The total vested shares equal 3,500 (the “Shares”).  The Purchaser shall purchase the 3,500 Shares for an amount equal to $275 per Share, for total consideration of $962,500, which will be funded by AdvancePierre Foods after deduction for repayment of the Promissory Notes described in Section 3(c).  Employee acknowledges and agrees that, as of the Separation Date, the aggregate number of vested equity interests issued to Employee pursuant to the Award is 3,500 Restricted Shares, and that any other Restricted Shares or other equity interests issued pursuant to any other award(s) shall have been, and hereby are, forfeited as of the Separation Date.  In the event that the Purchaser does not purchase its portion of the 3,500 vested Shares, Employee shall have the right to require Employer to purchase such Shares for an amount equal to $275 per Share.

c.                                       Employee shall be responsible for the repayment of the Promissory Notes executed by Employee in favor of Employer in an amount proportionate to the vesting of his Shares as follows: (i) $61,770.90 representing 2/3 of the current outstanding unpaid principal and accrued but unpaid interest totaling $92,656.35 through the Separation Date relating to the Promissory Note dated November 4, 2013, having a face amount of $89,505.84, and (ii) $28,113.36 representing 1/3 of the current outstanding unpaid principal and accrued but unpaid interest totaling $84,340.08 through the Separation Date relating to the Promissory Note dated April 23, 2014, having a face amount of $82,197.50. The aggregate amount to be repaid is $89,884.26, to be deducted from the proceeds of the Award.  Employee acknowledges that the total amount of the Promissory Notes forgiven ($87,112.17) represents imputed income to Employee, and he will pay his portion of the payroll taxes thereon.

d.                                      Employee shall receive $100,000, less withholding and deductions, as consideration for his Management Incentive Plan award for 2015.  Such payment shall be made concurrent with the final payment of the special severance allowance provided that Employee has met all his obligations under the terms of this Agreement.

3)                                     Employee acknowledges that the consideration provided under this Paragraph 2 is consideration to which he would not be entitled but for the existence of this Agreement.  The payments provided under subparagraph (b) and (c) of this Paragraph 2 shall be payable within ten (10) days after the later of the Effective Date and Separation Date.

4)                                     Employee acknowledges and agrees that Employees obligations under his previously signed Confidentiality Agreement on April 6, 2015 remains intact and enforceable against Employee, and Employee hereby reaffirms and agrees that he will comply with all such obligations therein in accordance with the terms thereof.

5)                                     In exchange for the Special Severance consideration outlined in this Agreement, Employee also agrees to Non-Compete and Non-Interference provisions as follows:

a.                                      Non-Competition.  During the Severance Period, Employee will not, without the prior written consent of the Company, directly or indirectly, become employed by, own, manage, operate, control, or participate in or be connected with as an officer, shareholder, employee, representative, broker, agent, salesman, partner, distributor, consultant or otherwise, any business that competes with the Company with respect to fully cooked proteins or hand held sandwiches, nor shall Employee engage in any activity for the purpose of (1) soliciting or selling to any current or potential customer of the Company any product or products which compete with the Company’s products, or (2) diverting or taking away any customer of the Company.

b.                                      Non-Interference.  During the Severance Period, Employee will not, without the prior written consent of the Company, directly or indirectly, solicit, entice, persuade or induce (i) any person or entity which has a business relationship with the Company to direct or transfer away any business, patronage or source of supply from the Company or (ii) any person to leave the employment of the Company.

6)                                     Remedies.  Employee acknowledges and agrees the restrictions contained in this Agreement are reasonable and necessary for the protection of the goodwill and business of the Company and that observance of these covenants will not cause Employee any undue hardship nor will it unreasonably interfere with her ability to earn a livelihood.  Employee acknowledges and agrees that any breach or threatened breach of this Agreement by Employee will cause irreparable injury to the Company for which money damages alone would not provide an adequate remedy; that if he commits or threatens to commit any such breach, the Company should have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction, and Employee will not assert in any such enforcement action that the Company has an adequate remedy in damages; and that such rights and remedies will be in addition to and not in lieu of any other rights or remedies available to the Company at law or in equity. Employee also acknowledges and agrees that if he commits or threatens to commit any breach of this Agreement, he forfeits all rights under and with respect to any continued Severance Pay for the duration of the Severance Period.  He further agrees that if any court determines that he has breached this Agreement, he will be liable to and will pay the Company its reasonable legal fees incurred in connection with such proceeding, including appeals therefrom.

7)                                     If Employee was enrolled by Employer’s health care coverage prior to the termination of Employee’s employment with Employer, and the Employee elects to obtain COBRA coverage, Employer shall pay the full cost of COBRA coverage for the first eight (8) weeks following Employee’s Separation Date.  Employee understands and agrees that Employee is responsible for submitting paperwork to obtain COBRA health care contribution benefits and that failure to submit such paperwork will result in the employee not receiving any COBRA benefits (whether paid for by the Employee or Employer).  Employee further understands that Employee is solely responsible for paying for COBRA benefits after the eight (8) week period has expired.  All other Employer-provided benefits shall cease as of the Separation Date.

8)                                     In addition to the above monetary payments described in this Agreement, Employee will also receive earned but unused vacation consistent with current policy that will be paid in a lump sum in Employee’s final regular paycheck (which will be paid with or without signing this agreement).

9)                                     Employee will receive three months of career transition service, paid by the Employer, through a provider chosen by Employer.  Such service must commence within 30 days of the Effective Date.

10)                              Employee releases, holds harmless, and covenants not to sue or bring against Employer any Claims (as defined below) in connection with any matter relating to, connected with, or arising out of his employment by Employer or the termination of that employment.  References to Employer throughout this Paragraph include its parent, subsidiaries, predecessors, successors, affiliates, officers, stockholders, owners, employees and agents.  “Claim” includes any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which Employee ever had, now has, or hereafter may have against Employer that arose at any time before or upon his signing this Agreement.  Specifically, but without limitation, Employee agrees that he/he will not bring any action against Employer for personal monetary relief based on any claim of denial of equal employment opportunity or discrimination in violation of any statute or regulation governing employment practices, including but not limited to the Age Discrimination in Employment Act, as amended.  Further, also without limitation, Employee agrees that he/he will not bring any action or other claim against Employer based on any theory of wrongful termination, intentional or negligent infliction of mental distress or other tort, breach of express or implied contract, or promissory estoppel.  Employee further specifically releases and waives any rights or obligations created pursuant to any employment agreement between Employer and Employee, which agreement and the obligations thereunder are hereby cancelled.

a.                                      Notwithstanding the above, Employee is not prohibited from filing an administrative charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or any state or local fair employment practices agency, or otherwise participating in investigations or hearings held by the EEOC or such agency.  However, in the event Employee files such a charge, he/he understands that he will not be entitled to recover any personal relief or remuneration from Employer, including any damages, back pay, front pay, reinstatement or attorneys’ fees.

11)                              Employer shall not oppose the payment of unemployment compensation benefits to Employee and shall certify that he is entitled to receive such benefits upon inquiry from the relevant state agency.

12)                              Neither Employer nor Employee shall make any statements to third parties which are disparaging, derogatory or negative about one another.

13)                              Employee agrees to return immediately to Employer and shall not take, copy, use or reveal to any third person in any form or manner, any documents or information which Employer deems confidential or proprietary, including but not limited to, lists of past or current customers or potential customers, product information and/or specifications, pricing information, sales or marketing information, formulas, financial information, business or strategic plans, and other similar confidential materials or information. Employee will immediately return to Employer any computer in her possession, together with all documents, reports, files, memoranda, records, electronically stored data, keys, cards, computer access codes, software, passwords, or other physical or personal property which Employee has received or prepared in connection with his employment.  Employee represents that he has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof.

14)                              This Agreement shall be considered confidential and shall not be disclosed to any person except those requiring knowledge for implementation of its terms, and Employee’s attorney, tax or financial advisor or spouse.  Improper disclosure shall be considered a material breach of its terms.

15)                              Employee recognizes that the release and waiver provisions of this Agreement may surrender valuable legal rights.  He acknowledges full awareness of the extinguishment of such rights in exchange for the consideration provided under this Agreement.  Employee also agrees that this Agreement sets forth the entire agreement between the parties relating to the subject matter of this Agreement, and fully supersedes any prior agreements or understandings between the parties except as specifically noted herein.  Employee has been advised by Employer to consult an attorney with respect to this Agreement prior to its execution and acknowledges that he has been given 21 days from initial presentation and discussion of this Agreement in order to review and consider the Agreement and to consult an attorney if he so chooses.  To the extent that Employee takes fewer than 21 days to consider this Agreement prior to signing it, Employee shall acknowledge by signing the attachment entitled “Waiver of 21-Day Review Period” that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time.

16)                              This Agreement shall be binding upon Employer as of the date of its execution, and shall be governed by and interpreted in accordance with the laws of the State of Ohio.  Employee, at his sole election and option, shall be entitled to revoke and withdraw from this Agreement without further obligation upon written notice to Employer presented at any time prior to the expiration of seven (7) calendar days from the date that Employee executes this Agreement that he desires to exercise this option to revoke and that this Agreement shall not become effective or enforceable until such seven-day period has expired without revocation (the “Effective Date”).  Employee acknowledges that if he exercises the option to revoke, then he will not be entitled to any benefits under this Agreement.  Upon the expiration of that seven-day option period, however, this Agreement shall be irrevocable.

Advance Pierre Foods, Inc.		Employee

By:	/s/ Michael B. Sims	/s/ Thomas Lavan
	Chief Financial Officer	Thomas Lavan

Date:	10/20/2015	Date:	10/20/2015

RECEIPT OF RELEASE AND SEPARATION AGREEMENT

I acknowledge that I received today a copy of the Release and Separation Agreement.  I have been advised of the following:

1.                                      That I have 21 days from October 8, 2015, to consider the Agreement (the “Agreement”).

2.                                      I have the opportunity to discuss with a representative of AdvancePierre Foods, Inc. any questions or concerns I may have over the terms or language of the Agreement.

3.                                      I have been advised to consult an attorney of my choosing to review the Agreement.

4.                                      I should not sign the Agreement unless I fully understand its terms and enter into the Agreement of my own free will.

5.                                      I have seven (7) days after signing the Agreement to revoke the Agreement.

6.                                      No other promises have been made to me beyond the terms of the Agreement.

Date of Execution:	10/8/2015	/s/ Thomas Lavan
Thomas Lavan

(Associate signature only acknowledges receipt of the Agreement, including the related Notice and Waiver of 21-day Review Period.)

WAIVER OF 21-DAY REVIEW PERIOD

I acknowledge that I was provided with a copy of the Release and Separation Agreement (the “Agreement”) on October 8, 2015, and understand I have 21 days (until October 29, 2015) from this date to consider and sign the Agreement.  I have had an opportunity to review the Agreement, have been afforded the opportunity to have it reviewed by an attorney of my choosing, and have made the decision to execute the Agreement prior to the expiration of the twenty-one day review period.  Therefore, I have executed the Agreement today, and I understand that I have seven (7) days from today to revoke the Agreement.  Terms of the Agreement will begin no earlier than the eighth (8th) day after execution of this Agreement.

Date of Execution: 10/20/2015	/s/ Thomas Lavan
Thomas Lavan

BENEFITS INFORMATION FOR EXITING ASSOCIATES

Medical, Dental and Vision Insurance: Ends on your resignation/termination date.  A “Certificate of Credible Coverage” will automatically be mailed to you from UMR to use for your next employer’s insurance.  Contact Customer Service at (800) 826-9781 or visit www.myumr.com.

COBRA: You may continue medical, dental, and vision benefits under a provision referred to as COBRA.  Information will be sent to you at your home address by the COBRA administrator (UMR), following notification by AdvancePierre Foods.  COBRA information is sent by certified mail to the associate’s home address.  If not at home, you will need to sign for it at the post office.  You have 60 days from the date of your COBRA notice to elect the coverage and 45 days from the election date to pay the premium(s).  Exiting associates and eligible dependents are eligible for 18 months of COBRA and must pay 100% of the premium plus a 2% administrative fee.  Coverage under COBRA will be effective retroactive to the employment termination date once payment is received provided the appropriate premiums are paid.  COBRA rates may change from year to year.  Contact Customer Service at (800) 207-1824.

Flex Spending Account (FSA): You have 30 days from your date of termination to submit eligible expenses to UMR for reimbursement.  The medical flex account may be COBRA eligible.  If applicable, you will receive COBRA information directly from UMR.  The dependent care flex account is not COBRA eligible.  Contact Customer Service at (800) 826¬9781.

Company Paid Group Life Insurance, Optional Life Coverage and Associate Paid Long Term Disability: These are portable or convertible (meaning you can continue on with the benefits after your termination.)  Please contact Sun Life at (800)247-6875 within 30 days of termination for additional information.

Company Provided Group Short Term Disability: There is no option to continue this benefit following termination.

Garnishments/Tax Levy/Child Support: Deductions continue with severance payroll.

401(k) Accounts:  Upon resignation/termination you may request a distribution of your account balance from your 401k account.  There are several options available and it is important for you to understand your options and the tax implications of each.  When you are ready to request your distribution, contact Milliman at (866) 767-1212 or visit their website at www.MillimanBenefits.com.  The distribution is paperless, quick and easy and if you need help, representatives are available to assist you.

Options include:

•                  Cash payout of your account directly to you with a 20% federal tax withhold and state tax withholding (if applicable).  (Note: If you are not 59 1/2 or older, a 10% penalty tax can be accessed on the distribution.  Please consult your tax advisor).  If you are age 59 1/2 or older at the time of distribution, the 10% penalty does not apply.

•                  Rollover of your account to another qualified employer 401(k) plan or IRA

•                  Keep your money in the plan until you retire if the balance is over $5,000.

•                  If your balance is less than $5,000 and you do not make an election to have your account distributed directly to you, to an IRA, or to an eligible retirement plan, the following actions will occur within an administratively reasonable period of time following your termination:

•  If you have at least $1,000, but less than $5,000, your account balance will automatically rollover to an IRA and you will receive further information on the account.

•  If you have less than $1,000 in your account balance, you will receive a check in the mail less 20% for federal withholding and state tax withholding (if applicable).